Exhibit A(5)

FORM OF CERTIFICATE OF OWNERSHIP

(Face of Trust Certificate)

THIS TRUST CERTIFICATE DOES NOT EVIDENCE AN OBLIGATION OF, OR AN INTEREST IN, AND IS NOT GUARANTEED BY THE TRUSTOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. THIS TRUST CERTIFICATE IS NOT INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

THIS TRUST CERTIFICATE IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF AND EVIDENCES ALL UNITS OF THE EQUINOX TRUST OF THE BELOW-NAMED SERIES. THIS TRUST CERTIFICATE MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A TRUST CERTIFICATE REGISTERED, AND NO TRANSFER OF THIS TRUST CERTIFICATE IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF.

UNLESS THIS TRUST CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE TRUSTEE, OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY TRUST CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

CUSIP No.: [●]

EQUINOX TRUST, SERIES [●]

The following terms apply to this Trust Certificate. Capitalized terms that are not defined the first time they are used in this Trust Certificate shall have the meanings indicated elsewhere in this Trust Certificate, or in the Governing Documents, as defined below. Reference is made to the Standard Terms and Conditions of Trust for Equinox Trust Effective for Unit Investment Trusts Investing in Equity Securities, Debt Securities and/or Derivative Transactions Established on or After [●], 2013 (the “Standard Terms and Conditions of Trust”) and the related Equinox Trust Series [●] Trust Agreement (the “Trust Agreement”) each dated as of the initial date of deposit (the “Initial Date of Deposit”) among Equinox Group Distributors, LLC (hereinafter called the “Depositor”) and The Bank of New York Mellon (hereinafter called the “Trustee”), and the Prospectus dated [●], 2013 (together, the “Governing Documents”). The terms and conditions of the Units as fully set forth in the Governing Documents are hereby incorporated by reference in their entirety into this Trust Certificate and shall be binding upon the parties hereto. In the event of a conflict between the terms of the Governing Documents and this Trust Certificate, the Governing Documents will control.

This Trust Certificate evidences a fractional undivided interest in the Equinox Trust of the above-named Series (the “Trust”), the numerator of which fraction shall be the number of Units set for on the face hereof and the denominator of which shall be the total number of Units of undivided interest which are outstanding at such time. The Depositor may, in its discretion and if permitted by the Standard Terms and Conditions of Trust, deposit additional Securities and/or additional Derivative Transactions from time to time with the Trustee.

The registered holder of this Certificate is entitled at any time upon tender of this Certificate to the Trustee, endorsed in blank or accompanied by all necessary instruments of assignment and transfer in proper form, to the unit investment trust division office of the Trustee at The Bank of New York Mellon, 2 Hanson Place, 12th Floor, Brooklyn, New York 11217, Attention: [●] or at such other address as shall be specified by the Trustee to the other parties hereto in writing. and, upon payment of any tax or other governmental charges, to receive on or before the seventh calendar day following the day on which such tender is made or, if such calendar day is not a Business Day, on the first Business Day prior to such calendar day (the “Redemption Date”), an amount in cash or cash equivalents equal to the evaluation of the fractional undivided interest in the Trust evidenced by this Certificate, upon the basis provided for in the Standard Terms and Conditions of Trust. The right of redemption may be suspended and the date of payment may be postponed for more than seven calendar days (1) for any period during which the New York Stock Exchange is closed other than customary weekend and holiday closings or during which trading on the New York Stock Exchange is restricted; (2) for any period during which disposal by the Trust of any Securities or Derivative Transactions is not reasonably practicable or it is not reasonably practicable to fairly determine the value of any Securities or Derivative Transactions in accordance with the Standard Terms and Conditions of Trust and the Trust Agreement, if applicable; or (3) for such other period as the Securities and Exchange Commission may by order permit, and shall not be liable to any person or in any way for any loss or damage which may result from any such suspension or postponement.

The Record Date and Distribution Date are as set forth in the Trust Agreement. The fractional undivided interest represented by this certificate with respect to the Income and Capital Accounts (after the deductions referred to below) shall be distributed on, or shortly after, each Distribution Date in the manner and subject to the limitations specified in the Standard Terms and Conditions of Trust and the Trust Agreement, if applicable. All distributions from the Income and Capital Accounts shall be made to the holder of record of this Certificate at the close of business on the Record Date prior to the Distribution Date on which such distributions are made. No distributions need be made from the Capital Account if the balance therein is less than an amount specified in the Standard Terms and Conditions of Trust.

The Indenture and the Trust created thereby shall terminate upon the maturity, redemption, sale, termination or other disposition as the case may be of all assets held in such Trust (including any Derivative Transactions entered into the Trust) hereunder unless sooner terminated as specified in the Indenture, and may be terminated at any time by the written consent of 66 2⁄3% of the Unitholders of the respective Trust; provided that in no event shall any Trust continue beyond its Mandatory Termination Date. The Depositor may direct the termination of the Trust (x) with respect to a Derivatives Trust if a default, termination event or similar event under a Derivative Agreement has occurred or (y) if the value of a Trust shall be less than the applicable minimum value stated in the prospectus. Upon the date of termination the registration books of the Trustee shall be closed.

WITNESS the facsimile signature of the Depositor and the manual signature of an authorized signatory of the Trustee

EQUINOX GROUP DISTRIBUTORS, LLC

By:
Authorized Signatory

Dated: , 2013

U.S. BANK TRUST NATIONAL ASSOCIATION, AS TRUSTEE

By:
Authorized Signatory

Dated: , 2013

E-79